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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-72893

Pricing Supplement No. 2 dated January 6, 2000
(To Prospectus Supplement dated August 17, 1999 and Prospectus dated August 17,
1999)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series B
                               Floating Rate Notes


Principal Amount:                                                   $30,500,000

CUSIP No.:                                                          15231E AH 1

Type:                                                     Regular Floating Rate

Interest Rate Basis:                                              3 month LIBOR

Designated LIBOR Page:                                            Telerate 3750

Initial Interest Rate:                                                    6.58%

Original Issue Date:                                           January 11, 2000

Stated Maturity:                                                  April 2, 2001

Price to Public (Issue Price per
$1,000 Principal Amount):                                                  100%

Agents' Discounts or Commissions:                                       $45,750

Net Proceeds to Centex:                                             $30,454,250

Spread:                                                         55 Basis Points

Interest Rate Reset Period:                                           Quarterly

Interest Determination Dates:                   2 London Business days prior to
                                                     each Interest Payment Date

Interest Reset and Payment Dates:                   April 2, July 2, October 2,
                                                          January 2 (commencing
                                                                 April 2, 2000)


         This Pricing Supplement relates to the original issuance by Centex Corporation of the $30,500,000 aggregate principal amount of Senior Medium-Term Notes, Series B (the "Notes") described herein, of which (1) $24,000,000 aggregate principal amount are being sold through Morgan Stanley & Co. Incorporated, as agent, and (2) $6,500,000 aggregate principal amount are being sold through Banc One Capital Markets, Inc., as agent. It is expected that delivery of the Notes will be made against payment therefor on or about January 11, 2000.


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         We may issue Senior Medium-Term Notes, Series B, and Subordinated
Medium-Term Notes, Series B, under Registration Statement No. 333-72893 in a principal amount of up to $250,000,000 in gross proceeds and, to date, including this offering, an aggregate of $180,500,000 has been issued.